Exhibit 99.1

MEDICUS PHARMA LTD. PROVIDES UPDATE ON DOXORUBICIN
CONTAINING NOVEL MICRONEEDLE ARRAY (D-MNA) CLINICAL
DEVELOPMENT PROGRAM FOR THE TREATMENT OF BASAL CELL
CARCINOMA (BCC) OF THE SKIN AND REPORTS SECOND QUARTER 2025
FINANCIAL HIGHLIGHTS

US Food and Drug Administration (FDA) has accepted the company's Type C meeting request and SKNJCT-003 Phase 2 study has randomized more than 75% of patients

Philadelphia, PA - August 21, 2025 - Medicus Pharma Ltd. (NASDAQ: MDCX) ("Medicus" or the "Company"), a biotech/life sciences company focused on advancing the clinical development programs of novel and potentially disruptive therapeutic assets,  is pleased to announce, following the acceptance of the Type C meeting request by the United States Food and Drug Administration (the "FDA"), the Company has submitted its queries in writing and expect to receive a response from the FDA before the end of Q3 2025.

The purpose of the Type C meeting is to formally discuss the D-MNA product development and gain further alignment on the clinical pathway. The Company's aim is to gain the FDA's consent to fast-track the clinical development program and seek feedback on future clinical plans for the D-MNA development program.

The Company also announced that its phase 2 clinical study to non-invasively treat BCC using novel D-MNA (SKNJCT-003) has now randomized more than seventy five percent (75%) of the ninety (90) participants expected to be randomized in the study.

Clinical Trial Design

The clinical study (SKNJCT-003) is designed to be a randomized, double-blind, placebo-controlled (P-MNA), multi-center study originally enrolling up to sixty (60) subjects presenting with BCC of the skin. The study will evaluate the efficacy of two dose levels of D-MNA compared to a placebo control. The participants will be randomized 1:1:1 to one of three groups: a placebo-controlled group receiving P-MNA, a low-dose group receiving 100μg of D-MNA, and a high-dose group receiving 200μg of D-MNA.

The high-dose, 200μg D-MNA, proposed in the study is the maximum dose that was used in the Company's Phase 1 safety and tolerability study (SKNJCT-001) completed in March 2021.

SKNJCT-001 met its primary objective of safety and tolerability. The investigational product, D-MNA, was well tolerated across all dose levels in all thirteen (13) participants enrolled in the study, with no dose-limiting toxicities (DLTs), or serious adverse events (SAEs). Furthermore, there were no systemic effects or clinically significant abnormal findings in laboratory parameters, vital signs, ECGs, and physical examinations. The study also describes the efficacy of the investigational product, D-MNA, with six (6) participants experiencing complete responses. The complete response is defined as the disappearance of BCC histologically in the final excision at the end of study visit. The participants profile demonstrating complete responses was diverse, and all participants (6/6) had nodular subtype of BCC.

SKNJCT-003 Phase 2 clinical study is currently underway in nine (9) clinical sites across the United States which commenced randomizing patients in August 2024. In March 2025, the Company also announced a positively trending interim analysis for SKNJCT-003 demonstrating more than sixty percent (60%) clinical clearance. The interim analysis was conducted after more than fifty percent (50%) of the then-targeted sixty (60) patients in the study were randomized. The findings of the interim analysis are preliminary and may or may not correlate with the findings of the study once completed. In April 2025, the investigational review board increased the number of participants in SKNJCT-003 to ninety (90) subjects. The Company also announced expanding clinical trial sites in Europe.

The Company also has a clinical design (SKNJCT-004) currently underway in the United Arab Emirates (UAE). The study is expected to randomize thirty-six (36) patients in four (4) sites in the UAE. Cleveland Clinic Abu Dhabi (CCAD) is the principal investigator, along with Sheikh Shakbout Medical City (SSMC), Burjeel Medical City (BMC), and American Hospital of Dubai (AHD). Insights Research Organization and Solutions (IROS), a UAE-based contract research organization, is coordinating the clinical study for the Company. IROS is a M42 portfolio company.

In June 2025, the Company announced its entry into a definitive agreement to acquire Antev Ltd. ("Antev"), a UK-based clinical stage biotech company, developing Teverelix, a next generation GnRH antagonist, as a first in market product for cardiovascular high-risk advanced prostate cancer patients and patients with first acute urinary retention relapse (AURr) episodes due to enlarged prostate.

In August 2025, the Company announced its entry into a non-binding memorandum of understanding (the "MoU") with Helix Nanotechnologies Inc. ("HelixNano"), a Boston-based biotech company focused on developing a proprietary advanced mRNA platform, in respect of their shared mutual interest in the development of thermostable infectious diseases mRNA vaccines. The MoU is non-binding and shall not be construed to obligate either party to proceed with the joint venture or any further development or commercial arrangement contemplated by the MoU, unless and until definitive agreements are executed.

In August 2025, certain insiders of the Company exercised 145,000 stock options at an exercise price of $0.84 and $2.87. These insiders exercised these stock options for tax and other personal financial planning purposes.

In August 2025, the Company also announced its financial and operating results for the quarter ended June 30, 2025, highlights of which are provided below.

Second Quarter Financial Highlights

The addition of $11.5 million of aggregate net proceeds from financing transactions and the exercise of warrants has bolstered the Company's already strong balance sheet as it continues to progress its clinical development program while pursuing strategic transactions and building out its core management team.

Cash and cash equivalents were $9.7 million at the end of the second quarter compared to $4.0 million at the end of the first quarter.

  Total operating expenses were $6.0 million for the second quarter compared to $3.6 million for the same period in 2024. Research and development expenses were $1.4 million for the second quarter compared to $1.3 million for the same period in 2024.
  General and administrative expenses were $4.6 million for the second quarter compared to $2.3 million for the same period in 2024.
  Net loss for the second quarter was $6.2 million compared to $3.6 million for the same period in 2024. This reflects increased expenses as the Company accelerates its clinical development program, raises additional funding and pursues strategic growth.
  The completion of a public offering of units for gross proceeds of $7.0 million.

The Company's complete financial statements for the quarter are included in its quarterly report on Form 10-Q, which was filed with the United States Securities and Exchange Commission on August 11, 2025, and are also available on SEDAR+.

Management Commentary

"The fundamentals of the Company are extremely strong today" stated Dr. Raza Bokhari, Executive Chairman and CEO "as we navigate through various opportunities available to us as a clinical stage company, we are making great progress with SkinJect while evaluating and selectively acting on other assets, as reflected by our agreement to acquire Antev and the possibility of a collaboration with HelixNano. Medicus' balance sheet is trending in a positive direction and management confidence level is high. Certain insiders have exercised stock options and expressed their intent to hold the shares, signaling their positive outlook for the prospects of the Company."

For further information contact:

Carolyn Bonner, President

(610) 636-0184

cbonner@medicuspharma.com

Anna Baran-Djokovic, SVP Investor Relations

(305) 615-9162

adjokovic@medicuspharma.com

About Medicus Pharma Ltd.

Medicus Pharma Ltd. (Nasdaq: MDCX) is a biotech/life sciences company focused on accelerating the clinical development programs of novel and disruptive therapeutics assets. The Company is actively engaged in multiple countries, spread over three continents.

SkinJect Inc. a wholly owned subsidiary of Medicus Pharma Ltd, is a development stage, life sciences company focused on commercializing novel, non-invasive treatment for basal cell skin cancer using patented dissolvable microneedle patch to deliver chemotherapeutic agent to eradicate tumors cells. The Company completed a phase 1 safety & tolerability study (SKNJCT-001) in March of 2021, which met its primary objective of safety and tolerability; the study also describes the efficacy of the investigational product D-MNA, with six (6) participants experiencing complete response on histological examination of the resected lesion. The Company is currently conducting a randomized, controlled, double-blind, multicenter clinical study (SKNJCT-003) in the United States and Europe. The Company has also commenced a randomized, controlled, double-blind, multicenter clinical study (SKNJCT-004) in UAE.

In June 2025, the Company announced its entry into a definitive agreement to acquire Antev, a UK-based late clinical stage biotech company, developing Teverelix, a next generation GnRH antagonist, as a first in market product for cardiovascular high-risk advanced prostate cancer patients and patients with first acute urinary retention relapse (AURr) episodes due to enlarged prostate. The transaction with Antev is subject to the fulfillment of certain closing conditions, including obtaining Antev shareholder approval and other applicable corporate, regulatory and third-party approvals. No assurances can be given that the parties will successfully close the proposed transaction on the terms or timeframe currently contemplated or at all.

Cautionary Notice on Forward-Looking Statements

Certain information in this news release constitutes "forward-looking information" under applicable securities laws. "Forward-looking information" is defined as disclosure regarding possible events, conditions or financial performance that is based on assumptions about future economic conditions and courses of action and includes, without limitation, statements regarding the MOU, including the potential signing of definitive agreements between Medicus and HelixNano and the development of thermostable infectious diseases vaccines by combining HelixNano's proprietary mRNA vaccine platform with Medicus' proprietary microneedle array (MNA) delivery platform, the Company's aim to fast-track the clinical development program and convert the SKNJCT-003 exploratory clinical trial into a pivotal clinical trial, and approval from the FDA and the timing thereof, the Company's expectation of receiving a response from the FDA regarding its queries for its Type C Meeting before the end of Q3 2025, the commencement of the SKNJCT-004 study and the potential results of and benefits of such study, the Antev transaction, including the closing of the transaction or the timing thereof, the potential benefits of the Antev transaction, if consummated, including plans and expectations concerning, and future outcomes relating to, the development, advancement and commercialization of Teverelix, and the potential market opportunities related thereto. Forward-looking statements are often but not always, identified by the use of such terms as "may", "on track", "aim", "might", "will", "will likely result", "could," "designed," "would", "should", "estimate", "plan", "project", "forecast", "intend", "expect", "anticipate", "believe", "seek", "continue", "target" or the negative and/or inverse of such terms or other similar expressions. These statements involve known and unknown risks, uncertainties and other factors, which may cause actual results, performance or achievements to differ materially from those expressed or implied by such statements, including those risk factors described in the Company's public filings on EDGAR and on SEDAR+, which may impact, among other things, the trading price and liquidity of the Company's common shares. Forward-looking statements contained in this news release are expressly qualified by this cautionary statement and reflect our expectations as of the date hereof and thus are subject to change thereafter. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. Readers are cautioned that the foregoing list is not exhaustive, and readers are encouraged to review the Company's long form prospectus accessible on the Company's profile on EDGAR at www.sec.gov and on SEDAR+ at www.sedarplus.ca . Readers are further cautioned not to place undue reliance on forward-looking statements as there can be no assurance that the plans, intentions or expectations upon which they are placed will occur. Such information, although considered reasonable by management at the time of preparation, may prove to be incorrect and actual results may differ materially from those anticipated.